Exhibit 99.1

Trovagene Terminates the Employment of CEO Antonius Schuh and CFO Stephen Zaniboni for Cause

SAN DIEGO, CA — March 28, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that its Board of Directors terminated the employment of CEO Antonius Schuh and CFO Stephen Zaniboni for cause and has filed a complaint against Dr. Schuh and Mr. Zaniboni for, among other things, breach of fiduciary duty.  The complaint was filed in the Superior Court of the State of California for the County of San Diego.  Trovagene alleges that Dr. Schuh and Mr. Zaniboni failed to present a lucrative corporate opportunity to Trovagene concerning promising new therapeutics in the field of precision medicine and instead took that opportunity for their own personal benefit.  The complaint asks that Dr. Schuh and Mr. Zaniboni be required to turn over their interests in these new therapeutics to Trovagene.  Concurrently, the Board has appointed Dr. Thomas Adams, the Company’s Chairman of the Board, as CEO on an interim basis.  All changes are effective immediately.  Dr. Adams remarked, “The acquisition of new therapeutics in the field of precision medicine presents an exciting opportunity for Trovagene and we intend to bring that opportunity to Trovagene where it rightfully belongs for the good of our shareholders.”

Dr. Adams has been the Company’s Chairman of the Board since April 2009.   From June 2005 through 2011, Dr. Adams served as a director of IRIS International, Inc., a diagnostics company, and served as Chief Technology Officer of IRIS since April 2006.  Dr. Adams was the Head of Iris Molecular Diagnostics from 2006 until November 2012 and served as the President of Iris Personalized Medicine.  In November 2012, IRIS was acquired by Danaher Corporation. Dr. Adams served as Chairman and Chief Executive Officer of Leucadia Technologies, a privately held medical-device company, from 1998 to April 2006, when Leucadia was acquired by IRIS.  Dr. Adams founded Genta, Inc., a publicly held biotechnology company in the field of antisense technology, and served as its Chief Executive Officer until 1997.  Dr. Adams founded Gen-Probe, Inc. in 1984 and served as its Chief Executive Officer and Chairman until its acquisition by Chugai Biopharmaceuticals, Inc. in 1989.  Dr. Adams holds a Ph.D. in Biochemistry from the University of California, at Riverside.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s precision medicine diagnostic assays detect and quantitate oncogene mutations in cancer patients for improved disease management.  Trovagene’s Precision Cancer Monitoring® platform is designed to provide important clinical information beyond the current standard of care, and is protected by

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

significant intellectual property, including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others.  These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Jody LoMenzo Corporate Practice Counsel
Trovagene, Inc.	Inventiv Health Public Relations
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com